Exhibit 99.1

Calumet Completes Working Capital Funding for Montana Renewables

INDIANAPOLIS— (PR NEWSWIRE) — November 7, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) today announced the closing of two transactions that together fund the working capital needs of Montana Renewables LLC (MRL). A Supply and Offtake Agreement (SOA) with Macquarie Commodities and Global Markets provides inventory monetization for renewable feedstocks and products, as well as intermediation services connected with the purchase of renewable feedstocks. Simultaneously, a $90 million asset backed loan revolving credit facility (ABL) was executed with Wells Fargo Bank, NA, secured by accounts receivables and open blenders tax credit refunds.

“Now that Montana Renewables has commenced operations, these transactions ensure that our working capital needs are met going forward,” said Bruce Fleming, EVP Montana Renewables. “Third party inventory financing has been in the MRL plan since day one, and we are pleased to execute on the plan as we launch operations.”

More details can be found in the Form 8-K filed today with the U.S Securities and Exchange Commission.

About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) manufacturers, formulates, and markets a diversified slate of specialty branded products to customers in various consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Investors:
Brad McMurray 317-957-5378

Public Relations:
Media Oakes 317-957-5319